UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 27, 2025
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Kodiak Gas Services, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-41732	83-3013440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9950 Woodloch Forest Dr., 19th Floor, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)
(936) 539-3300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	KGS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Resignation of Board Member
Effective as of August 27, 2025, Nirav Shah resigned from his position as a member of the Board of Directors (the “Board”) of Kodiak Gas Services, Inc. (the “Company”). Mr. Shah did not resign due to any disagreement with the Company on any matter relating to its operations, policies or practices. The Company thanks Mr. Shah for his service to the Company and its stockholders.
Appointment of Board Member
Effective September 2, 2025, William L. Bullock, Jr. was elected as a member of the Board of the Company. Mr. Bullock was also appointed to serve as a member of the Audit & Risk Committee of the Board and as a member of the Personnel & Compensation Committee of the Board. Mr. Bullock will serve as a Class III director with a term expiring at the Company’s 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”), or until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Following the appointment of Mr. Bullock to the Board, the full Board will consist of nine directors.
The Board has determined that Mr. Bullock meets the independence standards established under the New York Stock Exchange corporate governance listing standards. There is no arrangement or understanding between Mr. Bullock and any other person pursuant to which he was appointed to the Board, the Audit & Risk Committee or the Personnel & Compensation Committee, and there are currently no transactions in which Mr. Bullock has an interest requiring disclosure under Item 404(a) of Regulation S-K. There are no family relationships between Mr. Bullock and any director or executive officer of the Company.
As a non-employee director, Mr. Bullock will receive the compensation offered under the Company’s Director Compensation Policy, as disclosed in the Company’s Definitive Proxy Statement on Schedule 14A, filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 17, 2025. In 2025, Mr. Bullock will be entitled to receive a cash retainer for his service on the Board which will be prorated from the date of his commencement of service. Also, Mr. Bullock will receive a portion of the $150,000 annual non-employee restricted stock unit award which will be prorated for the service period beginning on September 2, 2025 and ending on the earlier of the first anniversary date of the Company’s 2025 annual meeting of stockholders and the date of the 2026 Annual Meeting.
In connection with Mr. Bullock’s appointment to the Board, the Company entered into an indemnification agreement with Mr. Bullock, pursuant to which the Company will indemnify Mr. Bullock to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance certain expenses incurred as a result of any proceeding against him as to which he could be indemnified. The forgoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the indemnification agreement, which is filed as Exhibit 10.10 to the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2025 and is incorporated herein by reference.
On September 2, 2025, the Company issued a press release announcing the matters described above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 5.02 by reference.
Item 9.01 Financial Statements and Exhibits.
d) Exhibits.

No.	Description
99.1	Press release of Kodiak Gas Services, Inc., dated September 2, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kodiak Gas Services, Inc.

Date: August 29, 2025	By:	/s/ Kelly M. Battle
	Name:	Kelly M. Battle
	Title:	Executive Vice President, Chief Legal Officer,
Chief Compliance Officer and Corporate Secretary